This document is important and requires your immediate attention. It should be read in conjunction with the Offer and Circular dated November 7, 2002 of MFC Bancorp Ltd. If you are in any doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

                                                               December 17, 2002

                               NOTICE OF EXTENSION

                                       BY

                                MFC BANCORP LTD.

                                     OF THE

                                OFFER TO PURCHASE

                     ALL OF THE OUTSTANDING COMMON SHARES OF

                           MED NET INTERNATIONAL LTD.

                                  AT A PRICE OF

                             $1.15 PER COMMON SHARE

--------------------------------------------------------------------------------
THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 4:00 P.M. (EST) ON JANUARY 17, 2003 UNLESS WITHDRAWN OR EXTENDED.
--------------------------------------------------------------------------------

MFC Bancorp Ltd. ("MFC" or the "Offeror") hereby gives notice that it has amended its offer dated November 7, 2002 (the "Offer") by extending the expiry time of the Offer from 12:00 Midnight (Vancouver time) on December 17, 2002 to 4:00 p.m. (EST) on January 17, 2003 (the "Expiry Time").

SHAREHOLDERS WHO WISH TO ACCEPT THE OFFER MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL (PRINTED ON YELLOW PAPER) WHICH ACCOMPANIED THE OFFER, OR A FACSIMILE THEREOF, AND DEPOSIT IT, TOGETHER WITH CERTIFICATES REPRESENTING THEIR COMMON SHARES ("COMMON SHARES") OF MED NET INTERNATIONAL LTD. ("MED NET"), AT THE OFFICE OF CIBC MELLON TRUST COMPANY (THE "DEPOSITORY") SET OUT IN THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, SO AS TO ARRIVE THERE NO LATER THAN THE EXPIRY TIME. ALTERNATIVELY, SHAREHOLDERS MAY FOLLOW THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH UNDER SECTION 2 OF THE OFFER, "MANNER AND TIME OF ACCEPTANCE - PROCEDURES FOR GUARANTEED DELIVERY", BY USING THE NOTICE OF GUARANTEED DELIVERY (PRINTED ON GREEN PAPER) WHICH ACCOMPANIED THE OFFER, OR A FACSIMILE THEREOF.

Shareholders whose Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer.

Questions and requests for assistance may be directed to, and additional copies of this Notice of Extension, the Offer and accompanying Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained by request without charge from, the Depositary at the telephone numbers or locations set out on the last page of this Notice of Extension.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER NOR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR OR ITS AGENTS MAY, IN THE OFFEROR'S SOLE DISCRETION, TAKE SUCH ACTION AS THE OFFEROR MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN SUCH JURISDICTION.

                        THE DEPOSITORY FOR THE OFFER IS:

                            CIBC Mellon Trust Company
          which may be contacted at the telephone numbers and locations set out on the back page of this Notice of Extension.

                     NOTICE TO U.S. HOLDERS OF COMMON SHARES

The Offer is made for the securities of a foreign issuer. The Offer is subject to, and the Offeror is permitted to propose the Offer pursuant to, the disclosure requirements of Canada which are different from those of the United States.

Holders of Common Shares should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of securities of Med Net that are the subject of the Offer during the period of the Offer, as permitted by applicable laws or regulations of Canada or its provinces.

Shareholders should be aware that a tender of Common Shares under the Offer may have tax consequences both in the United States and Canada. Such consequences for shareholders who are resident in or citizens of the United States may not be fully described in the Offer. Such shareholders are urged to consult their tax advisors.

In this Notice of Extension, except where otherwise indicated, all references to "dollars" or "$" are to Canadian dollars.

        ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

The Offeror is a company continued under the laws of the Yukon Territory, Canada. The directors, controlling persons and officers of the Offeror are residents of Canada or other jurisdictions outside the United States and a substantial portion of the Offeror's assets are located outside the United States. As a result, it may be difficult for shareholders to effect service within the United States upon the directors, controlling persons and officers of the Offeror, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws. There is doubt as to the enforceability in Canada or elsewhere against the Offeror or its directors, controlling persons and officers, who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                               NOTICE OF EXTENSION

TO:     THE  HOLDERS  OF  COMMON  SHARES  OF  MED  NET  INTERNATIONAL  LTD.

     This Notice of Extension amends and supplements the Offer and Circular dated November 7, 2002 of MFC pursuant to which MFC has offered to purchase all of the issued and outstanding Common Shares of Med Net.

     Except as otherwise set forth in this Notice of Extension, the terms and conditions set forth in the Offer and Circular dated November 7, 2002 continue to be applicable in all respects and this Notice of Extension should be read in conjunction with the Offer and Circular. In this Notice of Extension, unless the context otherwise requires, terms with initial capital letters and not defined herein shall have the meanings ascribed to them in the Offer and Circular.

                               RECENT DEVELOPMENTS

     On December 17, 2002, the Offeror notified the Depository of its intention to extend the Expiry Time of the Offer to allow holders of Common Shares of Med Net that have not as yet been able to deposit their Common Shares pursuant to the Offer additional time to do so. On that date, an aggregate of 203,009 Common Shares of Med Net were deposited pursuant to the Offer and were taken up by MFC. As a result, MFC currently holds approximately 520,545 Common Shares representing approximately 15.0% of the outstanding Common Shares of Med Net. By notice to the Depository dated December 17, 2002, the Offeror has amended the Offer as set forth herein.

                             EXTENSION OF THE OFFER

     The Offeror has extended the Expiry Time of the Offer from 12:00 Midnight (Vancouver time) on December 17, 2002 to 4:00 p.m. (EST) on January 17, 2003, or to such later date and time as may be fixed by the Offer from time to time pursuant to Section 4 of the Offer, "Extension and Variation of the Offer", unless withdrawn by the Offeror.

                       PAYMENT FOR DEPOSITED COMMON SHARES

     The Offeror will take up and pay for Common Shares validly deposited pursuant to the Offer as provided in Section 6 of the Offer, "Payment for Deposited Common Shares", as amended hereby.

                               RIGHT OF WITHDRAWAL

     Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer as provided in Section 5 of the Offer, "Right of Withdrawal", as amended hereby.

                                STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

                        AMENDMENTS TO OFFERING DOCUMENTS

     The  Offer  and  Circular,  Letter  of Transmittal and Notice of Guaranteed
Delivery shall be amended mutatis mutandis to reflect the amendments contemplated by this Notice of Extension.

                            APPROVAL AND CERTIFICATE

     The contents of the Offer and Circular and this Notice of Extension have been approved, and the sending, communication or delivery thereof to the Shareholders of Med Net has been authorized by the board of directors of MFC. The foregoing contain no untrue statements of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing do not contain any misrepresentations likely to affect the value or market price of the Common Shares subject to the Offer.

DATED:  December  17,  2002


     (Signed)     MICHAEL  J.  SMITH              (Signed)     ROY  ZANATTA
                  President  and  Chief                        Secretary
                  Executive  Officer



                       On behalf of the Board of Directors


     (Signed)     DR.  STEFAN  FEUERSTEIN         (Signed)     OQ-HYUN  CHIN
                  Director                                     Director

                        THE DEPOSITARY FOR THE OFFER IS:


                            CIBC MELLON TRUST COMPANY

                                     By Mail

                                  P.O. Box 1036
                         Adelaide Street Postal Station
                                Toronto, Ontario
                                     M5C 2K4

                               By Hand or Courier

                                 199 Bay Street
                               Commerce Court West
                                Securities Level
                                Toronto, Ontario
                                     M5L 1G9

                              Tel:  (416) 643-5500
                            Toll Free: 1-800-387-0825
                              Fax:  (416) 643-3148
                         Email: inquiries@cibcmellon.com



ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY SHAREHOLDERS TO THE DEPOSITARY AT THE TELEPHONE NUMBERS OR LOCATIONS SET FORTH ABOVE OR TO THE OFFEROR, C/O RENE RANDALL, SUITE 1620, 400 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, CANADA V6C 3A6 (TEL: (604) 683-8286).